Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of November 26, 2012 (the “Effective Date”), is made by and between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and Charles Q. Morris (“Executive”).  This Agreement is intended to confirm the understanding and set forth the agreement between the Company and Executive with respect to Executive’s employment by the Company.  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.                                      Employment.

(a)                                 Title and Duties.  Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executiveg will be employed by the Company, as Executive Vice President and Chief Development Officer, reporting to the Chief Executive Officer.  Executive will have the responsibilities, duties and authority commensurate with said position.  Executive will also perform such other services of an executive nature for the Company as may be reasonably assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

(b)                                 Devotion to Duties.  For so long as Executive is employed hereunder, Executive will devote substantially all of Executive’s business time and energies to the business and affairs of the Company; provided that nothing contained in this Section 1(b) will be deemed to prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity (other than the Company or its related entities) so long as Executive’s aggregate direct and indirect interest does not exceed three percent (3%) of the issued and outstanding securities of any class of securities of such publicly held entity.  Except as set forth on Exhibit A hereto, Executive represents that Executive is not currently a director (or similar position) of any other entity and is not employed by or providing consulting services to any other person or entity, and Executive agrees to refrain from undertaking any such position or engagement without the prior approval of the Board.  Executive may continue to serve as a director and/or volunteer for the entities listed on Exhibit A provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to the Company and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by the Board or its designated committee thereof.

2.                                      Term of Agreement; Termination of Employment.

(a)                                 Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in effect for two (2) years; provided, however, that commencing on the second anniversary of the Effective Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than nine (9) months before the conclusion of the Term, the Company or the Executive shall have given notice not to extend the Term.  Such notice or such termination of this Agreement shall not on its own have the effect of terminating Executive’s employment, nor shall it constitute Cause (as defined below).  The duration of this Agreement is hereafter referred to as the “Term.”

(b)                                 Termination of Employment.  The Executive is employed on an at-will basis and, subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason.  Notwithstanding anything else contained in this Agreement, Executive’s employment during the Term will terminate upon the earliest to occur of the following:

(i)                                     Death.  Immediately upon Executive’s death;

(ii)                                  Termination by the Company.

(A)                               If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;

(B)                               If for Cause, then upon written notice by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; or

(C)                               If without Cause (i.e., for reasons other than Sections 2(b)(ii)(A) or (B)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; or

(iii)                               Termination by Executive.  Upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective at Executive’s election, not less than thirty (30) days and not more than sixty (60) days after the date of such notice; provided that the Executive may request at such time to leave with a shorter notice period, and the Company shall not unreasonably withhold its consent to such shorter period; and further provided that the Company may choose to accept Executive’s resignation effective as of an earlier date.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.

(c)                                  Definition of “Disability”.  For purposes of this Agreement, “Disability” shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.  Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.  In any case, if a disability is determined to trigger the payment of any “deferred compensation,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), disability shall be determined in accordance with Section 409A of the Code.

(d)                                 Definition of “Cause”.  For purposes of this Agreement, “Cause” shall mean that the Executive has (i) willfully committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of the Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the CEO or the Board; (iv) been convicted of, or pleaded guilty or nolo contendere, to a felony; (v) committed an act involving moral turpitude that is or is reasonably expected to be injurious to the Company or its reputation; (vi) committed an act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Proprietary Information, Inventions, and Competition Agreement attached here as Exhibit B), between the Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

3.                                      Compensation.

(a)                                 Base Salary.  While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $425,000 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices.  The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually) as the Company reviews the compensation of the Company’s other senior executives and may be adjusted upwards in the sole discretion of the Board or its designee.  The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)                                 Annual Bonus.  Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based in part on the achievement of written corporate goals established on an annual basis by the Compensation Committee of the Company’s Board of Directors within ninety (90) days of the beginning of the fiscal year, and in part on the achievement of written individual goals established on an annual basis by the Chief Executive Officer and approved by the Compensation Committee.  If the applicable goals are met, and the Executive is employed by the Company at the end of the year to which the Annual Bonus relates, and is not terminated for Cause prior to the payment of the Annual Bonus, then the Executive shall be entitled to an Annual Bonus for that year equal to forty percent (40%) of his then-current Base Salary (the “Target Annual Bonus”), provided that the Executive’s Annual Bonus for the first fiscal year of the Executive’s employment will be prorated from the Effective Date.  Any awarded Annual Bonus shall be paid within two and one-half (2½) months of the year to which it relates.

(c)                                  Fringe Benefits.  In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company.  Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.

(d)                                 Vacation.  Executive will be entitled to accrue paid vacation days in accordance with and subject to the terms of the Company’s vacation policy applicable to other executive officers of the Company, as it may be amended prospectively from time to time.

(e)                                  Reimbursement of Expenses.  The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.  If an expense reimbursement is not exempt from Section 409A of the Code (“Code Section 409A”), the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred in one tax year shall not affect the expenses eligible for reimbursement in any other tax year; and (iii) the right to reimbursement for expenses is not subject to liquidation or exchange for any other benefit.

4.                                      Compensation Upon Termination.

(a)                                 Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued but unused vacation days; (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed; and (iv) the Annual Bonus related to the most recently completed fiscal year, if not already paid and if the termination is not for Cause (the amount of which shall be determined in accordance with Section 3(b) above).  Executive’s entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b)                                 Termination for Cause, By the Executive, or as a Result of Executive’s Disability or Death.  If Executive’s employment is terminated during the Term either by the Company for Cause or by Executive, or if Executive’s employment terminates as a result of the Executive’s death or Disability, the Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination.

(c)                                  Termination by the Company without Cause.  If Executive’s employment hereunder is terminated by the Company without Cause during the Term, then:

(i)                                     The Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination; and

(ii)                                  The Company will pay Executive a total amount equal to twelve (12) months of Executive’s then current Base Salary, less applicable taxes and deductions; to be made in approximately equal biweekly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of the Executive’s employment, provided that Release described in Section 4(d) is effective and irrevocable prior to such date.

(d)                                 Release of Claims.  The Company shall not be obligated to pay Executive and Executive shall not be eligible to receive any of the compensation set forth in Section 4(c)(ii) unless the Executive executes, delivers, and does not revoke a release of claims in favor of the Company in substantially the form attached hereto as Exhibit C (the “Release”) prior to the sixtieth (60th) day following the termination of the Executive’s employment.

(e)                                  No Duplication of Compensation.  In the event that the Executive is entitled to receive the severance compensation under the terms of the Change in Control Severance Agreement between the Company and the Executive (the “CIC Agreement”), or any other agreement between the Company and the Executive providing for the payment of severance compensation in connection with a termination of the Executive’s employment following a Change in Control (as such term is defined in the CIC Agreement), such severance compensation will be in lieu of any benefits or compensation payable to the Executive under this Agreement in connection with a termination of the Executive’s employment and the Executive shall not be entitled to receive any of the payments or benefits under Section 4(c)(ii) of this Agreement.

(f)                                   If any of the benefits set forth in Section 4 are deferred compensation as defined in Code Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before, subject to subsection (g) below, a distribution of such benefits can commence.  For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

(g)                                  Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then solely to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(h)                                 For purposes of this Agreement and Code Section 409A, each payment or benefit provided herein shall be deemed to be a separately identifiable payment, and each payment to be made in installments shall be deemed to be a series of separate payments.

5.                                      Competition.  The parties acknowledge that Executive and the Company have entered into the Proprietary Information, Inventions, and Competition Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B.  The parties agree that the obligations set forth in the Proprietary Information Agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

6.                                      Property and Records.  Upon termination of Executive’s employment hereunder for any reason or for no reason, Executive will deliver to the Company any property of the Company which may be in Executive’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.                                      General.

(a)                                 Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.  Notices to the Company shall be sent to the Company’s CEO and Chairman of the Board, or to such other Company representative as the Company may specify in writing.

(b)                                 Entire Agreement/Modification.  This Agreement, together with the Proprietary Information Agreement attached hereto, and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d)                                 Assignment and Binding Effect.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.

(e)                                  Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(f)                                   Severability.  The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(g)                                  Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

8.                                      Taxation.

(a)                                 The parties intend that the terms in this Agreement to be in compliance with or otherwise exempt from the requirements of Code Section 409A and related regulations and Treasury pronouncements. Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A.  Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.

(b)           If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives pursuant to a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employments taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  The Company shall, in a manner compliant with Code Section 409A, determine in good faith which payment(s) or benefit(s) to reduce based on what provides the best economic result for Executive.  The Company shall provide Executive with sufficient information to support its determination and allow the Executive to file and pay any required taxes.

9.             Attorneys’ Fees.  The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

10.          Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

EXECUTIVE	IMMUNOGEN, INC.

/s/ Charles Q. Morris	By:	/s/ Daniel M. Junius
(Signature)		Name: Daniel M. Junius
Print Name: Charles Q. Morris		Title: President and CEO

Exhibit A

[Disclosures]

Exhibit B

[Proprietary Information, Inventions, and Competition Agreement]

Exhibit C

GENERAL RELEASE

1.             General Release.  In consideration of the payments and benefits to be made under that certain Change in Control Severance Agreement, dated                         , (the “Agreement”),                                          (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge ImmunoGen, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws.

2.             No Admissions.  The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.             Application to all Forms of Relief.  This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.             Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA, the Massachusetts Fair Employment Practices Act

and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.             No Complaints or Other Claims.  The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.  This General Release does not: (i) prohibit or restrict Executive from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this General Release or its underlying facts, or (ii) require Executive to notify the Company of such communications or inquiry.

6.             Conditions of General Release.

(a)   Terms and Conditions.  From and after the date of termination of employment, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)   Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than acts by the Executive in violation of this General Release).  This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

(c)   Return of Company Material.  The Executive represents that he has returned to the Company all Company Material (as defined below).  For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(d)   Cooperation.  Following the date of termination of employment, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e)   Nondisparagement.  The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f)   Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation.  The Executive expressly acknowledges and agrees that the Proprietary Information, Inventions, and Competition Agreement executed by him is incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to its terms.

(g)   No Representation.  The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h)   Injunctive Relief.  In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7.             Voluntariness.  The Executive agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he believes is satisfactory and adequate.

8.             Legal Counsel.  The Executive acknowledges that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

9.             Complete Agreement/Severability.  Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release.  All provisions and portions of this General Release are severable.  If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10.          Acceptance.  The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11.          Revocability.  This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it.  The Executive may revoke his acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12.          Governing Law.  Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

Date:
Name: